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EXHIBIT 11
              DAIRY MART CONVENIENCE STORES, INC. AND SUBSIDIARIES
                STATEMENT RE: COMPUTATIONS OF PER-SHARE EARNINGS
                    (in thousands, except per share amounts)

                        CALCULATION OF EARNINGS PER SHARE

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                                                   For the Second Fiscal       For the Two Fiscal
                                                      Quarter Ended              Quarters Ended
                                                  -------------------------------------------------
                                                  August 4,     July 29,    August 4,       July 29,
                                                    2001         2000         2001            2000
                                                  ------------------------------------------------

Net income (loss)  .........................      (21,272)      $    94      (29,005)      $(2,788)

Weighted average shares ....................        5,005         4,918        5,004         4,907
  Dilutive options .........................           46           221           55           114

                                                  ================================================
Total shares for EPS purposes ..............        5,051         5,139        5,059         5,021
                                                  ================================================

Earnings (loss) per share - Basic ..........        (4.25)      $  0.02        (5.80)      $ (0.57)
Earnings (loss) per share - Diluted ........        (4.25)      $  0.02        (5.80)      $ (0.57)
                                                  ------------------------------------------------
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